EXHIBIT 99.1

Great Lakes Reports Third Quarter 2024 Results

Third quarter net income of $8.9 million
Third quarter adjusted EBITDA of $27.0 million
Record dredging backlog of $1.21 billion at September 30, 2024

HOUSTON, Nov. 05, 2024 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

  Revenue was $191.2 million
  Total operating income was $16.7 million
  Net income was $8.9 million
  Adjusted EBITDA was $27.0 million
  Record dredging backlog of $1.21 billion

Management Commentary

Lasse Petterson, President and Chief Executive Officer, commented, “Great Lakes had a solid third quarter with strong project performance and substantial project wins in the bid market. During the quarter, Great Lakes was awarded $543.0 million of new work, including three port deepening projects capturing 81% of the third quarter capital market and six beach renourishment projects capturing 79% of the quarter’s coastal protection market. The largest project bid in the quarter was the Sabine-Neches Contract 6 Deepening project, won by Great Lakes, with awarded base and open options totaling $235 million. We ended the third quarter with a record backlog of $1.21 billion and an additional $465.0 million in low bids and options pending, which provides us utilization and revenue visibility well into 2026. Post quarter end, Great Lakes was awarded two projects for a total of $90 million, which were in low bids pending award at the end of the third quarter.

Also included in our backlog are two Liquified Natural Gas (“LNG”) projects that were awarded in 2023, the Port Arthur LNG Phase 1 project and the Brownsville Ship Channel project for Next Decade Corporation’s Rio Grande LNG project, which is the largest project undertaken in Great Lakes' history. Dredging began on both capital projects in the third quarter. We continue to tender bids on several pending LNG projects in an effort to diversify and expand our client base.

We continue to make progress on our new build program. Our newest 6,500-cubic-yard-capacity hopper dredge, the Galveston Island, was successfully placed into operation in the first quarter and has shown solid project performance. Her sistership, the Amelia Island, is expected to be delivered in the second half of 2025. These dredges will work on projects that redevelop and improve our shorelines, which are subject to continual damage due to storms, rising waters and the effects of climate change.

We remain steadfast in our long-term strategy to enter the U.S. offshore wind market. The Acadia, the first U.S.-flagged Jones Act compliant vessel designed for subsea rock installation, is anticipated to be delivered in the latter half of 2025. Great Lakes has secured contracts for Equinor’s Empire Wind 1 and Ørsted’s Sunrise Wind projects.

Offshore wind is pivotal for the U.S. to achieve its decarbonization and clean energy objectives, and we expect this will lead to significant long-term growth opportunities for Great Lakes. Additionally, the Acadia is well-suited for international offshore wind projects, as well as rock protection for pipelines in the oil and gas, carbon capture, telecommunications, and power cable sectors. We are actively pursuing and bidding on numerous other projects for the Acadia, both domestically and internationally, with work planned for 2026 and beyond.

Post quarter end, we signed a vessel reservation agreement for the Acadia, and are currently negotiating a second vessel reservation agreement, with two different offshore wind developers for projects in the United States with planned installations through 2029. These reservation agreements further demonstrate the unique proposition we bring to the U.S. offshore wind market and provide visibility for potential utilization for years to come.

In the second quarter, Great Lakes entered into a $150 million second-lien credit agreement with Guggenheim Credit Services, LLC, for an aggregate principal amount of $100 million and a delayed draw term loan facility in the aggregate amount of $50 million, which is available to the Company for a period of 12 months following the closing date of the agreement. The financing provides Great Lakes with additional liquidity to help us complete our new build program and provides the financial flexibility to pursue other financing alternatives, including Title XI. In the third quarter S&P Global Ratings upgraded Great Lakes’ credit rating to “B-” from “CCC+”, which further demonstrates the improvements we have made this year to our balance sheet, cash flows and overall performance.

The Company has had strong 2024 results so far with exceptional project performance and utilization and the robust bid market has allowed us to successfully add to our backlog with work expected through 2026. With continued strong government support, our substantial backlog, enhanced fleet, strategic initiatives, and recent successes we have had with the Acadia, we firmly believe our company is well-prepared for the future.”

Operational Update

  Revenue was $191.2 million, an increase of $74.0 million from the third quarter of 2023. The higher revenue in the third quarter of 2024 was due primarily to higher capital, coastal protection, and maintenance project revenues, offset partially by a decrease in rivers and lakes project revenue.
  Gross profit was $36.2 million, an improvement of $27.2 million compared to the gross profit from the third quarter of 2023. Gross margin percentage increased to 19.0% in the third quarter of 2024 from 7.7% in the third quarter of 2023 due to improved project performance and higher capital and coastal protection revenue in the current year quarter.
  Operating income was $16.7 million, which is a $21.8 million improvement compared to the prior year third quarter. The year over year increase is primarily due to a $27.2 million increase in gross profit offset by higher general and administrative expense driven by higher accrued year-to-date incentive pay as a result of improved operational performance this year.
  Net income for the quarter was $8.9 million, which is a $15.1 million improvement compared to a net loss of $6.2 million in the prior year third quarter. The increase is a result of improved operating results, partially offset by an increase in net interest expense and income tax provision.
  At September 30, 2024, the Company had $12.0 million in cash and cash equivalents and total long-term debt of $412.5 million, with no draws outstanding against our $300 million revolver.
  At September 30, 2024, the Company had $1.21 billion in dredging backlog as compared to $1.04 billion at December 31, 2023. Dredging backlog does not include approximately $465.0 million of low bids and options pending award and approximately $44.9 million of performance obligations and $12.7 million in options pending award related to offshore wind contracts.
  Total capital expenditures for the third quarter of 2024 were $38.4 million compared to $46.6 million for the third quarter of 2023. Capital expenditures in the quarter included $19.4 million for the construction of the subsea rock installation vessel, the Acadia, $13.6 million for the Amelia Island, and $5.4 million for maintenance and growth.

Market Update

The Biden Administration and Congress continue to provide strong support for the dredging industry. The 2024 Energy and Water Appropriations Bill provided a record $8.7 billion to the U.S. Army Corps of Engineers (the “Corps”), including $5.6 billion for Operations and Maintenance and $2.8 billion for the Harbor Maintenance Trust Fund. Additionally, the 2023 Disaster Relief Supplemental Appropriations Act allocated $1.5 billion for infrastructure repairs and beach renourishment projects. The increased budget and additional funding have supported a strong bid market for 2024, with a robust beach renourishment market and several capital projects.

The 2025 Corps’ budget is expected to be another record appropriation. On June 28, 2024, the U.S. House of Representatives (the “House”) Energy and Water Appropriations Subcommittee passed their 2025 Appropriations Bill providing the Corps with a budget of $9.96 billion, which is $2.7 billion above the President’s Budget request. The bill includes $5.7 billion for Operations and Maintenance projects, of which $3.1 billion is from the Harbor Maintenance Trust Fund. On August 1, 2024, the Senate Appropriations Committee approved its draft of the 2025 Energy and Water spending bill which provides $10.3 billion in total funding for the Corps. On September 25, 2024, President Biden approved a continuing resolution through December 20, 2024, for the Corps' Fiscal 2025 budget.

The Water Resources Development Act (WRDA) is renewed every two years and authorizes funding for Corps’ projects related to flood protection, dredging, and ecosystem restoration. WRDA 2022 included funding for deepening New York and New Jersey shipping channels to 55 feet and the Coastal Texas Protection and Restoration Program, which aims to protect the Texas Gulf Coast from hurricanes. WRDA 2024 has strong bipartisan support, having been approved by key Senate and House committees. The House bill, passed on July 22, 2024, while the Senate bill was approved on August 1, 2024. Currently, the two chambers are working to reconcile the differences on their respective versions of the bill and, once completed, the final version will be sent to the President to be signed into law.

We believe that Great Lakes has established a unique business position in the U.S. offshore wind market in subsea rock installation. The U.S. offshore wind market reached historic milestones in the first quarter of 2024, with two commercial-scale offshore wind farms becoming operational and supplying power to the grid in New York and Massachusetts. New Jersey awarded 3.7 gigawatts (“GW”) of Power Purchase Agreements in January 2024. On September 6, 2024, Massachusetts awarded 2.7 GW in total, which included 1.1 GW on the SouthCoast Wind project, 0.8 GW on New England Wind 1, and up to 0.8 GW on the Vineyard Wind 2 project, with Rhode Island awarding the remaining 0.2 GW on the SouthCoast Wind project. These projects are estimated to power over 125,000 Rhode Island homes and 1.4 million Massachusetts homes.

In June 2024, Equinor and Ørsted finalized power deals with New York State Energy Research & Development Authority for the Empire Wind 1 and Sunrise Wind projects. Great Lakes has secured rock installation contracts for both projects, and expects to be using the rock installation vessel, the Acadia, to protect and stabilize foundations and cables for these projects with a combined capacity of 1.7 GW. On July 17, 2024, New York’s Governor Hochul announced the start of construction on the Sunrise Wind project which is expected to provide power to approximately 600,000 New York homes.  Additionally, in July 2024, the Bureau of Ocean Energy Management approved the construction and operation of two offshore wind energy facilities, New England Wind 1 and 2, which also are estimated to power close to a million homes. Atlantic Shores 1 and 2 Construction and Operations Plans were approved in October for 2.8 GW, which is expected to power more than 1 million New Jersey homes.

The U.S. offshore wind development and operational pipeline expanded by 53% over the past year, now boasting a potential generating capacity of approximately 80.5 GW by 2035. This growth is attributed to new leasing areas and heightened sector investment.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 5, 2024, at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register.vevent.com/register/BI597f0aa2b02d4d84a95557b710d6eec6.

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/ykthkeg2 or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 134-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; our business and operating results could be adversely affected by the political environment and governmental fiscal and monetary policies; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; our ability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the jones act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2023.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Contract revenues	$191,173	$117,185	$559,919	$407,896
Gross profit	36,233	9,030	111,647	39,064
General and administrative expenses	19,815	14,188	52,087	41,667
Other gains	(276)	(35)	(3,198)	(296)
Operating income (loss)	16,694	(5,123)	62,758	(2,307)
Interest expense—net	(4,888)	(2,762)	(12,977)	(9,322)
Other income (expense)	200	(78)	753	2,173
Income (loss) before income taxes	12,006	(7,963)	50,534	(9,456)
Income tax (provision) benefit	(3,154)	1,809	(12,985)	1,804
Net income (loss)	$8,852	$(6,154)	$37,549	$(7,652)

Basic earnings (loss) per share	$0.13	$(0.09)	$0.56	$(0.12)
Basic weighted average shares	67,217	66,532	67,021	66,419

Diluted earnings (loss) per share	$0.13	$(0.09)	$0.55	$(0.12)
Diluted weighted average shares	67,830	66,532	67,687	66,419

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$8,852	$(6,154)	$37,549	$(7,652)
Adjusted for:
Interest expense—net	4,888	2,762	12,977	9,322
Income tax (provision) benefit	3,154	(1,809)	12,985	(1,804)
Depreciation and amortization	10,089	10,533	32,217	32,320
Adjusted EBITDA	$26,983	$5,332	$95,728	$32,186

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2024	2023

Cash and cash equivalents	$12,037	$22,841
Total current assets	214,732	226,328
Property and equipment—Net
excluding construction in progress	445,610	349,934
Construction in progress	235,942	264,674
Total assets	1,145,339	1,110,840
Total current liabilities	177,722	179,443
Total long-term debt	412,531	412,070
Total equity	425,409	385,548

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2024	2023	2024	2023
Dredging:
Capital - U.S.	$108,682	$54,602	$249,329	$125,234
Coastal protection	43,913	23,567	178,034	131,362
Maintenance	37,867	33,816	130,742	141,553
Rivers & lakes	711	5,200	1,814	9,747
Total revenues	$191,173	$117,185	$559,919	$407,896

	As of
	September 30,	December 31,	September 30,
Backlog	2024	2023	2023
Dredging:
Capital - U.S.	$898,898	$741,839	$736,322
Coastal protection	218,321	138,394	103,617
Maintenance	89,050	152,104	182,470
Rivers & lakes	6,870	6,765	11,320
Total Dredging Backlog	$1,213,139	$1,039,102	$1,033,729

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024